CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made effective the 18th day of March 2015, by and between Brett Hurdley; a UK individual (“Consultant”), and Solaris Power Cells Inc.; a Nevada corporation (“Company”) with respect to the following:

RECITIALS

WHEREAS, Consultant can render valuable services to Company in connection with general business and financial consulting; and

WHEREAS, Company desires to retain Consultant to perform such services.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is expressly acknowledged, Company and Consultant agree as follows:

A. Engagement of Consultant.

Company hereby retains Consultant to assist Company by:

a.	Providing general business and consulting services within the real estate and development sector (“Consulting Services”) for the United Kingdom

b.	Consultant will review and complete due diligence reports for each of the Company’s proposed acquisitions and joint ventures in the United Kingdom

B. Term of Agreement.

The term of this Agreement shall be six months from the effective date hereof with automatic annual renewal unless otherwise stated in writing 30 days prior to effective date. Unless the contracted tasks are completed and a mutually agreed upon termination is executed, (the “Consulting Period”).

C. Compensation.

Company shall pay Consultant for Consulting Services: Three million Five hundred thousand shares of S8 registered common stock in advance.

D. Termination of Agreement by the Company

Despite anything to the contrary contained in this Agreement hereunder, Company may terminate this Agreement with 60 days written notice to consultant.

E. Nondisclosure of Confidential Information.

In consideration for the Company entering into this Agreement, Consultant agrees that the following items used in the Company’s business are secret, confidential, unique, and valuable, were developed by Company at great cost and over a long period of time, and disclosure of any of the items to anyone other than Company’s officers, agents, authorized employees or any of the consultants resources or contacts needed to complete assignment, may cause Company irreparable injury:

1.	Non public financial information, accounting information, plans of operations, possible mergers or acquisitions prior to the public announcement;

2.	Customer lists, call lists, and other confidential customer data;

3.	Memoranda, notes, records concerning the technical processes conducted by Company;

4.	Sketches, plans, drawings and other confidential research and development data; or

5.	Manufacturing processes, chemical formulae, and the composition of Company’s products.

F. Due Diligence

Company shall supply and deliver to Consultant all information relating to its business as may be reasonably requested by Consultant to enable Consultant to make such investigation of Company and its business prospects, and Company shall make available to Consultant names, addresses and telephone numbers as Consultants may need to verify or substantiate any such information provided.

G. Best Efforts Basis.

Consultant agrees that Consultant shall at all times faithfully and to the best of Consultant’s experience, ability and talents, perform all the duties that may be required of and from Consultant pursuant to the terms of this Agreement on a best efforts basis, and does not guarantee any particular results from the performance of the services.

H. Company’s Right to Approve Transactions.

Company expressly retains the right to approve, in its sole discretion, each and every transaction introduced by Consultant that involves Company. Consultant and Company mutually agree that Consultant is not authorized to enter into agreements on behalf of Company.

I. Costs and Expenses.

Consultant shall be responsible for all un-approved out-of-pocket expenses, travel expenses, third party expenses, filing fees, copy and mailing expenses that Consultant may incur in performing Consulting Services under this Agreement.

J. Work Stoppage or Early Termination.

Notwithstanding anything to the contrary contained herein, Company shall have the right to terminate the work assignment or request consultant to cease work. Stoppage of work will not relieve Company of financial obligations to Consultant.

K. Place of Services.

The Consulting Services contemplated to be performed by Consultant or Consultant’s agents will be performed through Consultant’s offices. However, it is understood and expected that Consultant may make contacts with persons and entities in any other places within or outside the United States deemed appropriate by Consultant.

L. Non-Exclusive Services.

Company acknowledges that Consultant is currently providing services of the same or similar nature to other parties and Company agrees that Consultant is not prevented or barred from rendering services of the same nature or a similar nature to any other individual or entity. Consultant understands and agrees that Company shall not be prevented or barred from retaining other persons or entities to provide services of the same or similar nature as those provided by Consultant. Consultant will advise Company of Consultant’s position with respect to any activity, employment, business arrangement or potential conflict of interest which may be relevant to this Agreement.

M. All Prior Agreements Terminated.

This Agreement constitutes the entire understanding of the parties with respect to the engagement of Consultant, and all prior agreements and understandings with respect thereto are hereby terminated and shall be of no force effect.

N. Representations and Warranties of Company.

Company hereby represents and warrants to Consultant that:

1. Corporate Existence. Company is a corporation duly organized and validly existing, under the laws of the State of Minnesota, with corporate power to own property and carry on its business as it is now being conducted.

2. No Conflict. This Agreement has been duly executed by Company and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in any agreement, instrument, judgment, decree or order to which Company is a party or to which Company is subject, nor will such execution and performance constitute a violation or conflict of any fiduciary duty to which Company is subject.

O. Representations and Warranties of Consultant.

Consultant hereby represents and warrants to Company that:

1. Prior Experience. Consultant has experience in advising companies. Consultant has perform services contemplated by this Agreement for the benefit of other companies.

2. Information. No representation or warranty contained herein, nor a statement in any document, certificate or schedule furnished or to be furnished pursuant to this Agreement by Consultant, or in connection with the transaction contemplated hereby, contains or contained any untrue statement of material fact.

3. Agreement Does not Contemplate Corrupt Practice. Domestic or Foreign. All payments under this Agreement constitute compensation for services performed and this Agreement and all payments, and the use of the payments by Consultant, do and shall not constitute an offer, payment or promise or authorization of payment of any money or gift to an official or political party of, or candidate for political office in any jurisdiction within or outside the United States. These payments may not be used to influence any act or decision of an official, party or candidate to use his/her/its influence with a government to assist Company in obtaining, retaining, or directing business to Company or any person or other corporate entity. As used in this paragraph, the term “official” means any officer or employee of a government, or any person acting in an official capacity for or on behalf of any government; the term “government” includes any department, agency, or instrumentality of a government.

4. Subsequent Events. Consultant will notify Company if, subsequent to the date hereof, either party incurs obligations which could compromise its efforts and obligations under this Agreement.

P. Consultant is Not an Agent or Employee.

Consultant’s obligations under this Agreement consist solely of the Consulting Services described herein. In no event shall Consultant be considered to act as the employee or agent of Company or otherwise represent or bind Company. For the purposes of this Agreement, Consultant is an independent contractor. All final decisions with respect to acts of Company or affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of Company or such affiliates and Consultant shall under no circumstances be liable for any expense incurred or loss suffered by Company as a consequence of such action or decisions.

Q. Miscellaneous.

1. Authority. The execution and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of the parties hereto.

2. Amendment. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the parties hereto.

3. Waiver. All the rights and remedies of either party under this Agreement are cumulative and not exclusive of any other rights and remedies provided bylaw. No delay or failure on the part of either party in the exercise of any right or remedy arising from a breach of this Agreement shall operate as a waiver of any subsequent right or remedy arising from a subsequent breach of this Agreement. The consent of any party where required hereunder to any act or occurrence shall not be deemed to be a consent to any other act of occurrence.

4. Assignment:

a. Neither this Agreement nor any right created by it shall be assignable by either party without the prior written consent of the other; and

b. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties and their successors, any rights or remedies under this Agreement.

5. Notices. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the Unites States mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal or when sent by facsimile transmission

6. Headings and Captions. The headings of paragraphs are included solely for convenience. If a conflict exists between any heading and the text of this Agreement, the text shall control.

7. Entire Agreement. This instrument and the exhibits to this instrument contain the entire Agreement between the parties with respect to the transaction contemplated by the Agreement It may be executed in any number of counterparts but the aggregate of the counterparts together constitute only one and the same instrument.

8. Effect of Partial Invalidity. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be constructed as if it never contained any such invalid, illegal or unenforceable provisions.

9. Controlling Law. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of Nevada.

10. Attorney’s Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover actual attorney’s fee from the other party. The attorney’s fees may be ordered by the court in the trial of any action described in this paragraph or may be enforced in a separate action brought for determining attorney’s fees.

11. Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.

12. Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transactions described herein.

13. Further Actions. At time and from time to time, each party agrees, at its or their expense, to take actions and to execute and deliver documents as may be reasonably necessary to effectuate the purposes of this Agreement.

14. Indemnification. Company and Consultant agree to indemnify, defend and hold each other harmless from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorneys’ fees and expenses asserted against or imposed or incurred by either party by reason of or resulting from a breach of any representation, warranty, covenant condition or agreement of the other party to this Agreement.

15. No Third Party Beneficiary. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors, any rights or remedies under or by reason of this Agreement, unless this Agreement specifically states such intent.

16. Facsimile Counterparts. If a party signs this Agreement and transmits an electronic facsimile of the signature page to the other party, the party who receives the transmission may rely upon the electronic facsimile a signed original of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first written above.

CONSULTANT:	COMPANY:
Solaris Power Cells Inc.

Authorized signatory	Authorized signatory
Brett Hurdley	Lenny Caprino
Date: 03-18-15	Date: 03-18-15